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                                                                    EXHIBIT 10.3

                              WEYERHAEUSER COMPANY
                          2004 LONG-TERM INCENTIVE PLAN

                        PERFORMANCE PLAN AWARD AGREEMENT

     Pursuant to your Grant Notice (the "Grant Notice") and this Performance Plan Award Agreement, Weyerhaeuser Company has granted you under its 2004 Long-Term Incentive Plan (the "Plan") the target number of Performance Plan Awards ("Awards") indicated in your Grant Notice at the market value indicated in your Grant Notice. Capitalized terms not explicitly defined in this Grant Agreement but defined in the Plan have the definitions given to such terms in the Plan. Awards represent the Company's unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date based upon satisfaction of certain performance criteria, and subject to the terms of this Agreement and the Plan. You have no rights under the Awards other than the rights of a general unsecured creditor of the Company. In addition, the Awards have the following terms and conditions:

1. VESTING. You can earn the Awards based on the Company's performance in achieving cumulative business targets of RONA Spread relative to certain performance peers over a three-year period commencing on 12/26/2005 and ending 12/28/2008 ("Performance Period"). Awards vest at the end of the Performance Period subject to the provisions of Section 3, Termination of Employment.

Performance against the targets will be subject to payout calculations as follows:

      PERFORMANCE ACHIEVED                 PAYMENT
      --------------------        -------------------------
Below minimum performance         No payment
Minimum (threshold) performance   20% of grant may be paid
Target performance                100% of grant may be paid
Maximum performance               200% of grant may be paid

Payment for performance between thresholds will be determined on a pro-rata basis.

     Awards that have not vested at the end of the Performance Period in accordance with the preceding paragraph are forfeited and no longer have any value. No Shares will be issued or issuable with respect to any portion of the Awards that do not vest at the end of the Performance Period.

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2. CONVERSION OF AWARDS AND ISSUANCE OF SHARES. After the Performance period ends, one share of Company Common Stock shall be issued for each Award that is vested as of such date (the "Shares"), subject to the terms of the Plan and this Agreement. Thereafter, the Company will subtract from the vested Shares the whole number of Shares necessary to satisfy any required Tax Withholding Obligations as described in Section 9 hereof, and transfer the balance of the vested Shares to you. No fractional shares of Common Stock shall be issued under this Agreement.

3. TERMINATION OF EMPLOYMENT. If your employment terminates before the expiration of the Performance Period as a result of death or if you qualify for retirement at the time of termination (after reaching age 65 or after reaching age 62 with ten (10) years or more of Vesting Service as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees) ("Normal Retirement"), or early retirement (after reaching 55 with 10 years or more of Vesting Service (as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees) ("Early Retirement"), or if you do not qualify for Normal Retirement or Early Retirement, but retire as a result of a Disability, the onset of which occurred on or after the date you had accrued 10 years of Vesting Service ("Disability Retirement"), you remain eligible to receive Shares following the end of the Performance Period. However, the number of Shares you would otherwise receive will be prorated based on your period of employment with the Company during the Performance Period, based upon the number of complete months of service during the Performance Period.

     "Disability" means " a medical condition in which a person is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by any person or committee entitled to make such determinations pursuant to the Company's Retirement Plan for Salaried Employees.

     If your employment is terminated for any reason other than death, Normal Retirement, Early Retirement or Disability Retirement, any of your Awards that are not vested are forfeited and no longer have any value. No Shares will be issued or issuable with respect to any portion of the Awards that are forfeited.

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4. DIVIDENDS. Except as otherwise specifically provided in this Agreement, you will not be entitled to any rights of a shareholder with respect to Awards that have not vested. Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when unvested Awards are outstanding, you will be credited with additional amounts for each unvested Award equal to the dividend that would have been paid with respect to such unvested Award if it had been an actual share of common Stock, which amount shall remain subject to restrictions (and as determined by the Administrator may be reinvested in unvested Awards ) and shall vest concurrently with the vesting of the unvested Awards upon which such dividend equivalent amounts were paid.

5. NO RIGHTS AS SHAREHOLDER UNTIL VESTING AND ISSUANCE OF SHARES. You shall not have any voting or any other rights as a shareholder of the Common Stock with respect to the unvested Awards. Upon vesting of the Awards and issuance of shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

6. SECURITIES LAW COMPLIANCE. Notwithstanding any other provision of this Agreement, you may not sell the Shares acquired upon vesting of the Awards unless such Shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

7. NON-TRANSFERABILITY OF AWARDS. Notwithstanding any other provision of this Agreement, you may not sell, pledge, assign, hypothecate, transfer or dispose of your Awards in any manner prior to the distribution to you of shares of Company common stock in respect of such Awards. Awards shall not be subject to execution, attachment or other process.

8. INDEPENDENT TAX ADVICE. You acknowledge that determining the actual tax consequences of receiving or disposing of the Awards and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Awards and Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

9. TAXES AND WITHHOLDING. You are ultimately liable and responsible for all taxes owed in connection with the Awards, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Awards. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the Grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Awards. The Company does not commit and is under no obligation to structure the Awards to reduce or eliminate your tax liability.

     When an event occurs in connection with the Awards (e.g., vesting) that the company determines results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the "Tax Withholding Obligation"), TO

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THE EXTENT REQUIRED BY LAW, the Company shall retain without notice from Shares issuable under the Awards or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your Tax Withholding Obligation.

     The Company may refuse to issue any Shares to you until your Tax Withholding Obligation is satisfied.

10. GRANT NOT AN EMPLOYMENT OR SERVICE CONTRACT. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

11. NO RIGHT TO DAMAGES. You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

12. BINDING EFFECT. This Grant Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13. LIMITATION ON RIGHTS; NO RIGHT TO FUTURE GRANTS; EXTRAORDINARY ITEM OF COMPENSATION. By entering into this Grant Agreement and accepting the Grant evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Grant is a one-time benefit that does not create any contractual or other right to receive future grants of performance plan awards; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when grants will be made, the number of performance plan awards subject to each grant, the grant price, and the time or times when each grant will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (f) that the Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Grant ceases upon your termination of employment for any reason and any unvested Awards will be forfeited; and (h) that the future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty.

14. EMPLOYEE DATA PRIVACY. By entering into this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

15. The plan and this Agreement shall be interpreted and administered to be in compliance with Internal Revenue Code Section 409A.